Exhibit 10.2
Partner Agreement Between
Sculptor Capital Advisors LP and Hap Pollard
This Partner Agreement (as amended, modified, supplemented or restated from time to time, this "Agreement") dated as of December 15, 2021 (the "Promotion Date") reflects the agreement of Sculptor Capital Advisors LP (the "Partnership") and Hap Pollard (the "Limited Partner") with respect to certain matters concerning (i) the admission of the Limited Partner to the Partnership upon the Promotion Date; (ii) the grant by the Partnership to the Limited Partner on February 1, 2022 of one Class E-6 Common Unit (as defined below) under the Sculptor Capital Management Group LLC 2013 Incentive Plan (as amended, modified, supplemented or restated from time to time), or any predecessor or successor plan (the "Sculptor Incentive Plan"); (iii) the provision for possible performance-based discretionary awards to be made on a subsequent date or dates by the Partnership to the Limited Partner in a combination of (A) grants of Class A restricted share units ("RSUs") under the Sculptor Incentive Plan and (B) cash distributions, including both cash ("Current Cash") and grants of Deferred Cash Interests under the DCI Plan ("Deferred Cash Interests"); (iv) a one time sign-on grant of RSUs under the Sculptor Incentive Plan and (v) the Limited Partner's rights and obligations under the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 7, 2019 (as amended, modified, supplemented or restated from time to time, the "Limited Partnership Agreement"). This Agreement shall be a "Partner Agreement" (as defined in the Limited Partnership Agreement). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement. References in this Agreement to actions of the General Partner refer to actions of the General Partner acting on behalf of the Partnership.
1.    Admission of the Limited Partner; Title; Reporting; Quarterly Payments.
(a)    Admission of the Limited Partner. Pursuant to the provisions of Section 3.1(g) of the Limited Partnership Agreement, the General Partner hereby designates a new series of Class E Common Units, which shall be "Class E-6 Common Units". On the Promotion Date, the Limited Partner shall be admitted as a limited partner of the Partnership and the General Partner shall cause the Limited Partner to be named as a Limited Partner in the books of the Partnership and, on February 1, 2022, the Partnership shall issue to the Limited Partner one Class E-6 Common Unit (the "Initial Class E Common Unit") pursuant to and subject to the Sculptor Incentive Plan. The Limited Partner agrees to be bound by the terms and provisions of the Limited Partnership Agreement as of the Promotion Date and shall execute the signature page of the Limited Partnership Agreement attached hereto. The Limited Partner's initial Capital Account balance will be $0 (zero dollars). The Limited Partner is hereby designated an "Original Partner" (for purposes of the Limited Partnership Agreement) by the General Partner and the rights, duties and obligations of the Limited Partner under the Limited Partnership Agreement following the admission of the Limited Partner to the Partnership shall, except to the extent modified by the terms of this Agreement, be the same as those of the previously admitted Original Partners thereunder. The Limited Partner hereby agrees not to exchange the Initial Class E Common Unit (or a Class A Common Unit into which it converts) for so long as the Limited Partner is an Active Individual LP and agrees that such Common Unit and any Units that the Limited Partner may receive in a reallocation from other Partners under the Limited Partnership Agreement shall automatically be forfeited and cancelled upon the Limited Partner ceasing to be an Active Individual LP.
(b)    Title. Upon the Promotion Date, the Limited Partner will hold the title of Executive Managing Director with respect to the General Partner.
(c)    Final Salary Payments. The Limited Partner shall receive from Sculptor Capital LP, (i) on or about December 31, 2021, a cash payment of $20,833 and (ii) on or about

January 1, 2022, a cash payment of $125,000, which shall be treated as the Limited Partner’s final employment salary payments; each of the payments in (i) and (ii) shall be subject to wage withholding and other employment taxes.
(d)    Quarterly Payments. Commencing April 1, 2022, and while the Limited Partner is an Active Individual LP, Sculptor Capital LP shall pay to the Limited Partner $125,000 in cash with respect to each quarter of each Fiscal Year (a "Quarterly Payment"), with such Quarterly Payments being made in advance on the first Business Day of each such quarter; provided that, in the General Partner's discretion and without duplication, some or all of the Operating Partnerships (as defined below) may pay any portion of any Quarterly Payment.
(d)    Benefits. Commencing January 1, 2022, the Limited Partner shall be eligible to participate in any benefit plans or programs sponsored or maintained by the Partnership and its Affiliates (including, without limitation, any life insurance, disability insurance and liability insurance), on the same general terms provided to other Individual Limited Partners, as such terms may be amended from time to time by the Partnership and its Affiliates in their sole discretion.
2.    Performance-Based Grants of Cash Distributions and RSUs.
(a)    Performance Awards. Subject to the other terms of this Agreement, with respect to each Fiscal Year commencing with Fiscal Year 2021 and while the Limited Partner is an Active Individual LP, the Limited Partner shall be eligible to receive conditional performance-based discretionary awards from the Partnership, Sculptor Capital LP ("SCM") and/or Sculptor Capital Advisors II LP ("SCAII" and, together with the Partnership and SCM, the "Operating Partnerships") (in aggregate, the "Performance Award Amount," and the sum of the Performance Award Amount for any Fiscal Year and the Quarterly Payments made during such Fiscal Year, the "Total Annual Amount" for such Fiscal Year), which may be provided in a combination of (x) cash distributions to be made to the Limited Partner by one or more of the Operating Partnerships consisting of both Current Cash and grants of Deferred Cash Interests (collectively, the "Performance Cash Distribution" and the percentages of the Performance Award Amount represented by Current Cash and Deferred Cash Interests, respectively, the "Current Cash Percentage" and the "DCI Percentage"), and (y) the Annual RSU Award (as defined below, and the percentage of the Performance Award Amount represented by the Annual RSU Award, the "Unit Percentage").
(b)    Target Allocations. Unless determined otherwise in the sole discretion of the PMC Chairman, the Current Cash Percentage, the DCI Percentage and the Unit Percentage of the Performance Award Amount for any Fiscal Year shall be determined by the PMC Chairman such that the percentages of the Total Annual Amount for such Fiscal Year represented by Current Cash (including Quarterly Payments), Deferred Cash Interests and the Annual RSU Award are as set forth below (the "Target Allocation Percentages"), or as close to such Target Allocation Percentages as possible, provided that Current Cash (including Quarterly Payments) shall represent not less than 75% of the Total Annual Amount for any Fiscal Year.
:

Payments & Distributions comprising the Total Annual Amount	Target Allocation Percentage
Current Cash (including Quarterly Payments)	75%
Deferred Cash Interests and/or Annual RSU Award	25%
For purposes of determining the Total Annual Amount and Current Cash for Fiscal Year 2021, the Quarterly Payments in respect of Fiscal Year 2021 shall be deemed to be equal to the sum of the amount of base salary received by the Limited Partner from Sculptor Capital LP for the Fiscal Year 2021 and the portion of the final salary payment received under Section 1(c)(i) above, and Quarterly Payments in respect of Fiscal Year 2022 shall be deemed to be equal to the sum of the portion of the final salary payment received under Section 1(c)(ii) above and the Quarterly Payments received for Fiscal Year 2022.
(c) Awards. In order to be eligible for any portion of the Performance Award Amount in respect of any Fiscal Year, the Limited Partner shall not have ceased to be an Active Individual LP, in each case as of the applicable distribution date and must not have provided notice of the Limited Partner's intention to become subject to a Withdrawal pursuant to clause (C) (Resignation) of Section 8.3(a)(i) of the Limited Partnership Agreement (a "Withdrawal due to Resignation") on or before such date as provided in Sections 3 or 4, as applicable. All decisions relating to any Performance Award Amounts, including, without limitation, whether any Performance Award Amount will be granted to the Limited Partner for any particular Fiscal Year, and the amount of any such Performance Award Amount, if any, for such Fiscal Year, shall be determined in the sole discretion of the PMC Chairman based on any considerations the PMC Chairman determines to be appropriate, including, but not limited to, the Limited Partner's performance, the overall performance and growth of Sculptor and the aggregate amount of distributions and Quarterly Payments made to the Limited Partner by the Operating Partnerships with respect to any Fiscal Year. All such determinations by the PMC Chairman shall be final. Any such determinations to award a Performance Award Amount in respect of a Fiscal Year shall not create or imply any obligation to award a Performance Award Amount for any other Fiscal Year.
3.    Performance Cash Distributions. Unless determined otherwise in the sole discretion of the PMC Chairman and subject to Section 2, the Limited Partner may conditionally receive the portion of the Performance Award Amount to which the Limited Partner may be entitled in respect of any applicable Fiscal Year in the form of a Performance Cash Distribution as follows:
(a)    as of January 15 of the subsequent Fiscal Year, the Limited Partner may conditionally receive distributions of Current Cash from the Operating Partnerships equal to the Current Cash Percentage of such Performance Award Amount (excluding for this purpose amounts previously paid as Quarterly Payments); and
(b)    on or about January 31 of the following Fiscal Year, the Limited Partner may conditionally receive a portion of the Performance Cash Distribution equal to the DCI Percentage of such Performance Award Amount in the form of a grant of Deferred Cash Interests relating to one or more Sculptor Funds (as defined in the DCI Plan) in accordance with the DCI

Plan, such grant to be made by the Partnership and/or the other Operating Partnerships in the sole discretion of the General Partner.
    Any distributions of Current Cash or Deferred Cash Interests to be made to the Limited Partner under this Section 3 may be made by one or more of the Operating Partnerships in the proportions determined by the General Partner in its sole discretion. Any portion of any Performance Cash Distribution (excluding any Deferred Cash Interests) or any other cash payment to be distributed or paid to the Limited Partner by the Partnership may be made as a distribution of Net Income allocated to a Class C Non-Equity Interest in accordance with the Limited Partnership Agreement or pursuant to a different arrangement structured by the General Partner in its sole discretion.
    Notwithstanding the above, the Current Cash portion of the Performance Cash Distribution paid with respect to Fiscal Year 2021, shall be paid by Sculptor Capital LP with respect to the Limited Partner’s 2021 employment, at such time as Sculptor Capital LP pays bonuses to its employees (which date shall be no later than January 31, 2022) and shall be subject to wage withholding and other employment taxes
4.    Award of RSUs.
(a)    The Limited Partner will conditionally receive the Unit Percentage of such Performance Award Amount in the form of an award made by the Partnership to the Limited Partner on or about January 31 of the following Fiscal Year of a number of RSUs under the Sculptor Incentive Plan (an "Annual RSU Award") equal to the RSU Equivalent Amount (as defined below); provided that, prior to receiving each such award, the Limited Partner has entered into an Award Document (as defined in the Sculptor Incentive Plan) with respect to each such award. The RSUs granted under each Annual RSU Award will vest as provided and subject to the conditions set forth in Section 6(a)(iii) below. Each vested RSU shall be settled, in the sole discretion of the Administrator (as defined in the Sculptor Incentive Plan), either by the delivery of (1) one Class A Share (as defined in the Sculptor Incentive Plan) or (2) cash equal to the Fair Market Value (as defined in the Sculptor Incentive Plan) of one Class A Share.
(b)    Upon any award of RSUs in respect of an Annual RSU Award, the Limited Partner and the Partnership will enter into an Award Document in the form prescribed by the Administrator (as defined in the Sculptor Incentive Plan), consistent with the terms set forth herein. The Limited Partner will be credited with Distribution Equivalents (as defined in the Sculptor Incentive Plan) with respect to the RSUs, calculated as described in the Award Document. The Distribution Equivalents shall be settled on the same date as the RSUs in respect of which such Distribution Equivalents are awarded. Additionally, at the sole discretion of the Administrator, such Distribution Equivalents may be eligible to receive additional Distribution Equivalents.
(c)    RSU Equivalent Amount. For purposes of any RSUs to be awarded as part of a Performance Award Amount under this Section 4:
(i)    the term "RSU Equivalent Amount" shall mean the quotient of the Unit Percentage of such Performance Award Amount divided by the RSU Fair Market Value, rounded to the nearest whole number; and
(ii)    the term "RSU Fair Market Value" shall mean the average of the closing price on the New York Stock Exchange of Class A Shares for the ten (10) trading day period ending (and including) January 11 (or the next trading day in the event that January 11 is not a trading day) of the year in which the award is granted.

For example, if the Limited Partner's Unit Percentage of such Performance Award Amount for a Fiscal Year is $1,000,000, and the average closing price of Class A Shares for the ten (10) trading day period ending January 11 of the year of grant is $25 per share, then the Limited Partner would receive an award of 40,000 RSUs (($1,000,000 / $25.00) = 40,000 RSUs).
5.     Sign-On RSU Grant.
(a) The Limited Partner shall be entitled to receive a grant of 50,000 RSUs made by the Partnership under the Sculptor Incentive Plan (the "Sign-On RSUs"), as generally provided in this Section 5, and subject in all events to the terms and conditions of the Sculptor Incentive Plan and the related Award Document. The Sign-On RSUs shall be granted as soon as reasonably practicable on or about the Promotion Date; provided that, as a condition to receiving the grant of Sign-On RSUs, the Limited Partner enters into an Award Document with respect to such grant.
(b) The Sign-On RSUs will vest 25% on January 1, 2023, 25% on January 1, 2024, 25% on January 1, 2025 and 25% on January, 2026; provided that the Limited Partner must be an Active Individual LP on each such vesting date and must not have provided notice of the Limited Partner's intention to become subject to a Withdrawal due to Resignation on or before each such vesting date; provided, further, that if the Limited Partner ceases to be an Active Individual LP due to the Limited Partner's death or Disability, any unvested Sign-On RSUs shall remain outstanding and continue to vest on the vesting date (or vesting dates) such Sign-On RSUs would have otherwise vested as if the Limited Partner had remained an Active Individual LP on each applicable vesting date. Any continued vesting of the Sign-On RSUs permitted under the terms of this Agreement after the Limited Partner ceases to be an Active Individual LP is subject to the Limited Partner's (or the Limited Partner's legal representative or estate, as applicable) compliance with Section 7 below. If the Limited Partner breaches any of the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement, then the consequences shall be as set forth in Section 6(b)(ii) of this Agreement.
(c) Each vested Sign-On RSU shall be settled, in the sole discretion of the Administrator, either by the delivery of (1) one Class A Share (as defined in the Sculptor Incentive Plan) or (2) cash equal to the Fair Market Value (as defined in the Sculptor Incentive Plan) of one Class A Share. As will be set forth in the applicable Award Document, the Limited Partner will be credited with Distribution Equivalents with respect to the Sign-On RSUs, as calculated and described in the Award Document. The Distribution Equivalents shall be settled on the same date as the Sign-On RSUs in respect of which such Distribution Equivalents are awarded. Additionally, at the sole discretion of the Administrator, such Distribution Equivalents may be eligible to receive additional Distribution Equivalents.
6.    Withdrawal, Vesting, Transfer, Exchange and Non-Compete Provisions.
(a)    Withdrawal, Vesting, Transfer and Exchange.
(i)     Initial Class E Common Unit. The following changes shall apply to the provisions of Sections 2.13(g), 8.3(a)(ii) and 8.4(b) of the Limited Partnership Agreement with respect to the Limited Partner and any Related Trusts, and the Limited Partner's or their Initial Class E Common Unit: (A) the Initial Class E Common Unit shall be treated as a Class A Common Unit thereunder, (B) the Initial Class E Common Unit shall be conditionally vested upon issuance, subject to the other terms hereof, (C) the consequences of any breach by the Limited Partner of any of the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement shall be as set forth in Section 6(b)(ii), and (D) if the Initial Class E Common Unit (or any Class A Common Unit acquired in respect thereof) is reallocated under Section 6(b)(ii) below, any such reallocated Common Units shall remain vested.
(ii)    Deferred Cash Interests. Deferred Cash Interests awarded to the Limited Partner shall vest on January 1 of the calendar year following the grant date of the relevant award agreement and, thereafter, on the first and second anniversaries of such initial vesting date, provided that (i) the Limited Partner will have no right to any unvested Deferred Cash Interests on any such vesting date if the Limited Partner is not an Active Individual LP on such vesting date, except that the unvested Deferred Cash Interests shall not be forfeited and shall vest on the date such Deferred Cash Interests would have otherwise vested if the Limited Partner ceases to be an Active Individual LP due to death or Disability, or as a result of a Special Withdrawal or a Withdrawal pursuant to clause (B) (PPC Termination) of Section 8.3(a)(i) of the Limited Partnership Agreement; (ii) any continued vesting of Deferred Cash Interests permitted under the terms of this Agreement after the Limited Partner ceases to be an Active Individual LP is subject to the Limited Partner's compliance with Section 7 below; and (iii) if the Limited Partner breaches any of the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement, then the consequences shall be as set forth in Section 6(b)(ii) of this Agreement.
(iii)    Annual RSU Awards. Thirty-three and one-third percent (33-1/3%) of the number of RSUs granted under any Annual RSU Award will vest on January 1 of the calendar year following the grant date of the relevant award and, thereafter, on the first and second anniversaries of such initial vesting date (each, a "Vest Date"), provided that: (i) the Limited Partner will have no right to any unvested RSUs on any such Vest Date if the Limited Partner is not an Active Individual LP on such Vest Date, except that the unvested RSUs shall not be forfeited and shall vest on the date such RSUs would have otherwise vested if the Limited Partner ceases to be an Active Individual LP due to death or Disability, or as a result of a Special Withdrawal or a Withdrawal pursuant to clause (B) (PPC Termination) of Section 8.3(a)(i) of the Limited Partnership Agreement; (ii) any continued vesting of RSUs permitted under the terms of this Agreement after the Limited Partner ceases to be an Active Individual LP is subject to the Limited Partner's compliance with Section 7 below; and (iii) if the Limited Partner breaches any of the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement, then the consequences shall be as set forth in Section 6(b)(ii) of this Agreement.
(b)    Non-Competition Provisions.
(i)    Non-Competition Covenant. Notwithstanding any provisions hereof or of the Limited Partnership Agreement to the contrary, the Restricted Period with respect to the Limited Partner shall, solely for purposes of Section 2.13(b)(i) of the Limited Partnership Agreement, conclude on the last day of the 12-month period immediately following the date of the Limited Partner's Special Withdrawal or Withdrawal.
(ii)    Consequences of Breach. All grants of Performance Cash Distributions, the Initial Class E Common Unit, RSUs (including, for the avoidance of doubt, Sign-On RSUs) and Deferred Cash Interests hereunder shall be conditionally granted subject to the Limited Partner's compliance with the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement. Without limitation or contradiction of the foregoing, and in addition to the applicability of Section 2.13(g) of the Limited Partnership Agreement, the Limited Partner agrees that it would be impossible to compute the actual damages resulting from a breach of any such covenants, and that the amounts set forth in this Section 6(b)(ii) are reasonable and do not operate as a penalty, but are a genuine pre-estimate of the anticipated loss that the Partnership and other members of Sculptor Capital Management, Inc., its subsidiaries and their respective affiliates (collectively, the "Sculptor

Group") would suffer from the Limited Partner's breach of any such covenants. In the event the Limited Partner breaches any such covenants, then the Limited Partner shall have failed to satisfy the condition subsequent to the grants of Performance Cash Distributions, the Initial Class E Common Unit, RSUs and Deferred Cash Interests and the Limited Partner agrees that:
(A) on or after the date of such breach, the Initial Class E Common Unit (or any Class A Common Units acquired in respect thereof) received by the Limited Partner and all allocations and distributions on such Common Units that would otherwise have been received by the Limited Partner on or after the date of such breach shall thereafter be reallocated from the Limited Partner in accordance with Section 2.13(g) of the Limited Partnership Agreement;
(B) on or after the date of such breach, no allocations shall be made to the Limited Partner's Capital Accounts and no distributions shall be made to the Limited Partner in respect of the Initial Class E Common Unit (or any Class A Common Units acquired in respect thereof);
(C) on or after the date of such breach, any RSUs and Deferred Cash Interests held by the Limited Partner shall be forfeited by the Limited Partner and cancelled and all allocations and distributions in respect of such RSUs and Deferred Cash Interests that would otherwise have been received by the Limited Partner on or after the date of such breach shall not thereafter be made;
(D) on or after the date of such breach, no Transfer (including any exchange pursuant to the Exchange Agreement) of the Initial Class E Common Unit (or any Class A Common Units acquired in respect thereof), RSUs or Deferred Cash Interests of the Limited Partner shall be permitted under any circumstances notwithstanding anything to the contrary in any other agreement;
(E) on or after the date of such breach, no sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind may be made of any of the Class A Shares acquired by the Limited Partner upon the settlement of any RSUs or through an exchange pursuant to the Exchange Agreement of any Class A Common Units acquired by the Limited Partner in respect of the Initial Class E Common Unit (collectively, "Received Class A Shares");
(F) on the Reallocation Date, the Limited Partner shall immediately:
(w)    pay to the Continuing Partners, in accordance with Section 2.13(g) of the Limited Partnership Agreement, a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by the Limited Partner for any Received Class A Shares that were transferred during the twenty-four (24) month period prior to the date of such breach; and (ii) any distributions received by the Limited Partner during such twenty-four (24) month period on Received Class A Shares;
(x)    transfer any Received Class A Shares held by the Limited Partner on and after the date of such breach to the Continuing Partners in accordance with Section 2.13(g) of the Limited Partnership Agreement;

(y)    pay to the Continuing Partners in accordance with Section 2.13(g) of the Limited Partnership Agreement a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by the Limited Partner for any Received Class A Shares that were transferred on or after the date of such breach; and (ii) all distributions received by the Limited Partner on or after the date of such breach on Received Class A Shares; and
(z)    pay to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts a lump-sum cash amount equal to the total after-tax amount received by the Limited Partner as Performance Cash Distributions (including any cash distributions in respect of Deferred Cash Interests) during the twenty-four (24) month period prior to the date of such breach.
(c)    Cross-References. References in the Limited Partnership Agreement to Sections thereof that are modified by this Agreement shall be deemed to refer to such Sections as modified hereby.
7.    Conditions Precedent. As a condition precedent to (i) any continued vesting of RSUs permitted under the terms of this Agreement after the Limited Partner ceases to be an Active Individual LP or (ii) any continued vesting of Deferred Cash Interests that may be permitted under the terms of this Agreement, the DCI Plan or any Award Agreement after the Limited Partner ceases to be an Active Individual LP, in either case the Limited Partner (or for purposes of clause (x), the Limited Partner's legal representative or estate, as applicable) must: (x) execute a general release agreement in compliance with Section 8.3(g) of the Limited Partnership Agreement and such general release must become effective as provided therein, and (y) continue to comply with all applicable obligations and restrictions set forth in this Agreement, the Limited Partnership Agreement, or any other agreement between the Limited Partner and the Partnership, including, without limitation, any restrictive covenants to which the Limited Partner is subject.
8.    Distributions. Subject to the Distribution Holiday, the Limited Partner shall be entitled to receive distributions from the Partnership in respect of the Initial Class E Common Unit with respect to the income earned by the Partnership beginning in the fiscal quarter during which the Class E Common Unit is granted that are equivalent to those generally distributable to the Partners of the Partnership in respect of their Common Units. The amount of distributions per Common Unit made by each of the Operating Partnerships shall be determined by the General Partner in its discretion based on the services performed for the Operating Partnerships by all of the Individual Limited Partners, as such services are determinative of the performance of each of the Operating Partnerships.
9.    Entire Agreement. This Agreement, together with any other agreements entered into on the date hereof between the Limited Partner and the Partnership or its Affiliates, contains the entire agreement and understanding among the parties as to the subject matter hereof and supersedes and replaces any prior oral or written agreements between the Limited Partner and the Partnership or its Affiliates.
10.    Compensation Clawback. As a highly regulated, global alternative asset management firm, Sculptor has had a long-standing commitment to ensure that its partners, officers and employees adhere to the highest professional and personal standards. In the case of fraud, misconduct or malfeasance by any of its partners, officers or employees, including, without limitation any fraud, misconduct or malfeasance that leads to a restatement of Sculptor's financial results, or as required by law, the Compensation Committee of the Board of Directors of Sculptor Capital Management, Inc. (the "Compensation Committee") would consider and likely pursue a disgorgement of prior compensation, where appropriate based on the facts and circumstances. The Compensation Committee will adopt and amend clawback policies, as it determines to be appropriate, including, without limitation, to comply with the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any other applicable law. The Compensation Committee may extend and apply such clawback provisions to similarly situated levels of partners that may not be required to be covered by applicable law as it determines to be necessary or appropriate in its discretion. The Limited Partner hereby consents to comply with all of the terms and conditions of any such compensation clawback policy adopted by the Compensation Committee which may apply to the Limited Partner and other similarly situated partners on or after the date hereof, and also agrees to perform all further acts and execute, acknowledge and deliver any documents and to take any further action requested by Sculptor to give effect to the foregoing.
11.    Acknowledgment. The Limited Partner acknowledges that the Limited Partner has been given the opportunity to ask questions of the Partnership and has consulted with counsel concerning this Agreement to the extent the Limited Partner deems necessary in order to be fully informed with respect thereto.
12.    Miscellaneous.
(a)    The Limited Partner represents that the execution, delivery and performance of this Agreement by the Limited Partner does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Limited Partner is a party or by which the Limited Partner is bound.
(b)    Any notice required or permitted under this Agreement shall be given in accordance with Section 10.10 of the Limited Partnership Agreement.
(c)    Except as specifically provided herein, this Agreement cannot be amended or modified except by a writing signed by both parties hereto. The PMC Chairman in his sole discretion may amend the provisions of this Agreement relating to Performance Cash Distributions, RSUs or Deferred Cash Interests, or the terms of any such awards that have been granted, in whole or in part, at any time, if he determines in his sole discretion that the adoption of any such amendments are necessary or desirable to comply with applicable law.
(d)    This Agreement and any amendment hereto made in accordance with Section 12(c) hereof shall be binding as to the Limited Partner's executors, administrators, estates, heirs and legal successors, and nominees and representatives, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.
(e)    This Agreement shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Delaware, other than any provision, right or obligation in respect of Section 2.13 of the Limited Partnership Agreement, which shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of New York without regard to choice of law rules that would apply the law of any other jurisdiction. If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof, and no invalidity or unenforceability of any provision shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.
(f)    The failure by any party hereto to enforce at any time any provision of this Agreement, or to require at any time performance by any party hereto of any provision hereof, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with its terms.
(g)    The Limited Partner acknowledges and agrees that, in the event of any conflict between the terms of the Limited Partnership Agreement and the terms of this Agreement with respect to the rights and obligations of the Limited Partner, the terms of this Agreement shall control. Except as specifically provided herein, this Agreement shall not otherwise affect or modify any of the terms of the Limited Partnership Agreement.
(h)    Any remedies provided for in this Agreement shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract or otherwise) which any party may otherwise have.
(i)    For all purposes under this Agreement, all references to any equity interests held by the Limited Partner shall be deemed to include equity interests held by the Limited Partner's Related Trusts.
(j)    Upon the Limited Partner ceasing to be an Active Individual LP for any reason (other than death), the Limited Partner hereby agrees to immediately resign from all positions (including, without limitation, any management, officer or director position) that the Limited Partner holds in the Sculptor Group (or with any entity in which the Sculptor Group has made any investment) as of the date the Limited Partner ceases to be an Active Individual LP, and to execute and deliver any such documentation reasonably required by the Sculptor Group as may be necessary or appropriate to enable the Sculptor Group (or any entity in which the Sculptor Group has made an investment) to effectuate such resignation(s). Notwithstanding the foregoing, the Limited Partner's execution of this Agreement shall be deemed the grant by the Limited Partner to the officers of each entity in the Sculptor Group, if applicable, of a limited power of attorney to sign in the Limited Partner's name and on the Limited Partner's behalf such documentation solely for the limited purposes of effectuating such resignation(s).
14.    Section 409A. This Agreement as well as payments and benefits under this Agreement are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, the Limited Partner shall not be considered to have terminated employment with the Partnership for purposes of any payments under this Agreement which are subject to Section 409A until the Limited Partner has incurred a "separation from service" from the Partnership within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A and any payments described in this Agreement that are due within the "short term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following the Limited Partner's separation from service shall instead be paid on the first business day after the date that is six (6) months following the Limited Partner's separation from service (or, if earlier, the Limited

Partner's date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Limited Partner shall be paid to the Limited Partner on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Limited Partner) during one year may not affect amounts reimbursable or provided in any subsequent year.

IN WITNESS WHEREOF, this Partner Agreement is executed and delivered as of the date first written above by the undersigned, and the undersigned do hereby agree to be bound by the terms and provisions set forth in this Partner Agreement.
GENERAL PARTNER:
SCULPTOR CAPITAL HOLDING CORPORATION,
a Delaware corporation
By:     /s/ Wayne Cohen
Name: Wayne Cohen
Title: President and Chief Operating Officer

THE LIMITED PARTNER:

/s/ Hap Pollard
Hap Pollard

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
SCULPTOR CAPITAL ADVISORS LP
SIGNATURE PAGE
By his or her signature below, the undersigned hereby agrees that effective as of the Promotion Date, the undersigned shall (i) be bound by each and every term and provision of the Amended and Restated Agreement of Limited Partnership of Sculptor Capital Advisors LP, as the same may be duly amended from time to time in accordance with the provisions thereof (the "Limited Partnership Agreement"), and (ii) become and be a party to the Limited Partnership Agreement.
/s/ Hap Pollard
Hap Pollard

Accepted and Agreed to on the Promotion Date by:
SCULPTOR CAPITAL ADVISORS LP
By:     Sculptor Capital Holding Corporation,
    its General Partner
By:     /s/ Wayne Cohen
Name: Wayne Cohen
Title: President and Chief Operating Officer